Exhibit (h)(4)

                 SECOND AMENDMENT TO CO-ADMINISTRATION AGREEMENT

                          EFFECTIVE AS OF JULY 24, 2002

         First American Funds, Inc., a Minnesota corporation (the "Fund"), is party to a Co-Administration Agreement dated October 1, 2001, amended as of June 5, 2002, with and among U.S. Bancorp Asset Management, Inc., a Delaware corporation, and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS" and, together with USBAM, the "Administrator").

         WHEREAS, the parties originally entered into a Co-Administration Agreement (the "Agreement") on October 1, 2001, for the Administrator to provide administrative and other services to the Fund and its separate portfolios ("funds");

         WHEREAS, the parties agreed to an amendment of the Agreement as of June 5, 2002; and

         WHEREAS, the parties have, as of the Effective Date first set forth above, agreed to this Amendment as a result of recent regulatory changes codified under the Understanding and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 ("USA PATRIOT Act").

NOW THEREFORE, the parties agree as follows:

         1. The following sentence shall be added to the last paragraph under Paragraph (B) of Article 2: "Although USBAM and USBFS are both authorized to provide transfer agency and dividend disbursing services for the Fund, USBFS is the named transfer agent for all reporting and record keeping purposes under applicable law."

         2.       Paragraph (D) is added to Article 2 of the Agreement:

         (D) Anti-Money Laundering. USBFS, as named transfer agent for the Fund, has adopted anti-money laundering policies and procedures in compliance with the USA PATRIOT Act, and has developed education programs so that employees understand anti-money laundering guidelines and applicable policies and regulations, and are trained to identify signs of money laundering.

                  USBFS will annually provide to the Board of Directors a copy of its anti-money laundering policy and procedures. USBFS has reasonably designed its anti-money laundering program to detect activities that are indicative of money laundering including, but not limited to, monitoring for

         o investments in funds made by checks drawn on the account of people unrelated to the owner of the fund owner,
         o frequent wire transfers to or from cash reserve accounts from one bank,
         o frequent purchases of fund shares followed by large redemptions,
         o payments that indicate structuring occurring at another financial institution, such as large amounts of sequentially numbered money orders

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                  or travelers checks or cashiers checks in amounts under the
                  $10,000 currency reporting threshold,
         o redemption proceeds wired to unrelated third parties or bank accounts in foreign countries, or
         o transfers to accounts in drug-producing or other high risk countries.

         These transactions and any other suspicious transactions will be processed in accordance with applicable law, including filing of Form 8300s, filing of Suspicious Activity Reports, and filing of any other forms required by applicable regulations.

                  (1) Quarterly Reports. USBFS will report to the Fund Board of Directors, at least quarterly, any forms filed and any compliance exceptions to its Anti-Money Laundering Policy, including resolution of such exceptions.. USBFS will also regularly crosscheck Fund shareholder lists against databases of suspected terrorists (Office of Foreign Asset Control or "OFAC hits"), and include a summary of OFAC hits in its quarterly report to the Board of Directors.

                  (2) Inspection. USBFS agrees that federal, state and other self-regulatory organization examiners shall have access to information and records relating to any anti-money laundering activities performed by USBFS for the Fund, and USBFS consents to any inspection authorized by law or regulation in connection thereof.

                  (3) Annual Audit. USBFS agrees that it will submit to an annual independent audit of its anti-money laundering program and respond to the Fund's Board of Directors with respect to each recommendation made pursuant to such audit.

         IN WITNESS WHEREOF, the parties have signed this Amendment, to be effective as of the Effective Date set forth above. All signed copies of this Amendment shall be deemed to be originals.

FIRST AMERICAN FUNDS, INC.                  U.S. BANCORP ASSET MANAGEMENT, INC.


BY /S/ JEFFERY M. WILSON                    BY /S/ ROBERT H. NELSON
   -------------------------------             ---------------------------------
NAME:                                       NAME:
TITLE: VP                                   TITLE: COO


U.S. BANCORP FUND SERVICES, LLC


BY /S/ MICHAEL R. MCVOY
   -------------------------------
NAME:  MICHAEL R. MCVOY
TITLE: SENIOR VICE PRESIDENT